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                                                                    EXHIBIT 99.3

                      FORM OF OPTION AND IRREVOCABLE PROXY

     THIS AGREEMENT, dated as of February   , 1995, between Springs Industries,
Inc., a South Carolina corporation ("Springs"), and
(the "Shareholder"), a shareholder of Dundee Mills, Incorporated, a Georgia corporation ("Dundee"),

                                  WITNESSETH:

     WHEREAS, Dundee and Springs propose to negotiate and enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Dundee would be merged with a wholly-owned subsidiary of Springs (the "Merger") and the holders of Dundee's Common Stock ("Dundee Stock"), would receive shares of Springs's Class A Common Stock, par value $0.25 per share ("Springs Common Stock") and, subject to a limited election, cash, for shares of Dundee Common Stock;

     WHEREAS, Springs may be required to incur substantial expenses in connection with the negotiation and performance of the Merger Agreement;

     WHEREAS, Springs, as a condition to its willingness to negotiate and enter into the Merger Agreement, has required the Shareholder to grant Springs, effective upon execution of the Merger Agreement by Springs and Dundee, an
option and irrevocable proxy with respect to        shares of Dundee Stock owned
by the Shareholder, together with any additional shares of Dundee Stock hereafter acquired by the Shareholder (pursuant to Section 6, by purchase or otherwise) (such specified number of shares, and any additional shares when and if they are acquired, being referred to as the "Shares") on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, the parties hereto agree as follows:

          1. GRANT OF OPTION. The Shareholder hereby grants to Springs an option (the "Option") to purchase all or any portion of the Shares at a purchase price of Two Thousand Five Hundred Twenty Five Dollars ($2,525) per share (the "Purchase Price") in cash (subject to adjustment pursuant to Section 6 below) for each Share purchased.

          2. EXERCISE OF OPTION. At any time following the execution of the Merger Agreement and prior to the expiration of the Option in accordance with the terms of Section 11, Springs may exercise the Option, in whole, or in part, if:

             (a) Shareholder fails to perform any agreement or covenant of Shareholder contained herein; or

             (b) (i) Dundee (or its Board of Directors or any committee thereof) shall have authorized, recommended, proposed, or publicly announced its intention to enter into, any merger (other than the Merger), consolidation, share exchange, liquidation, dissolution, business combination, recapitalization, acquisition or disposition of a material amount of assets or securities or any comparable transaction (each an "Acquisition Transaction") which has not been consented to in writing by Springs;

             (ii) the Board of Directors of Dundee (or a committee thereof) shall have withdrawn or materially modified its authorization, approval or recommendation to the shareholders of Dundee with respect to the Merger or the Merger Agreement or shall have failed to make such a favorable recommendation as required by the Merger Agreement and at such time there is a "Competing Transaction" (as defined in the Merger Agreement);

             (iii) any person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have commenced or publicly proposed to commence a tender offer or an exchange offer for twenty-five percent (25%) or more of the then total outstanding shares of Common Stock of Dundee;

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             (iv) any person, entity or group (as defined above) shall have commenced or publicly proposed to commence any solicitation of proxies with respect to Dundee's outstanding shares of Common Stock; or

             (v) any person, entity or group (as defined above) shall have acquired or beneficially own twenty percent (20%) or more of the then issued and outstanding shares of Dundee's Common Stock (excluding the existing shareholders of Dundee Common Stock);

     provided, however, that the Option may not be exercised if Springs is in material default in respect of the performance of its material obligations under the Merger Agreement. At any time when Springs wishes to exercise the Option, Springs shall give written notice (the "Notice") to the Shareholder specifying a place and a date not less than one nor more than five business days from the date of the Notice for the closing of such purchase; provided, however, that such date may be extended to the extent necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and applicable regulations thereunder.

          3. PAYMENT AND DELIVERY OF CERTIFICATE(S).  At the Closing hereunder:

             (a) Springs will make payment to Shareholder of the aggregate Purchase Price for the Shares being purchased upon exercise of the Option in immediately available funds in the amount of the Purchase Price multiplied by the total number of Shares by wire transfer to a bank designated by Shareholder prior to such Closing; and

             (b) Shareholder will deliver to Springs against payment to Shareholder as provided in Section 3(a), a certificate or certificates representing the number of Shares so purchased by Springs duly endorsed or with executed blank stock power attached, in either event with signature guaranteed such that registered ownership of the Shares may be registered for transfer on the books of the Company.

          4. IRREVOCABLE PROXY. The Shareholder hereby irrevocably appoints Springs or any designee of Springs the lawful agent, attorney and proxy of such Shareholder, effective upon execution of the Merger Agreement and during the term of this Agreement, to vote all of the Shares at any meeting or in connection with any written consent of the Dundee shareholders (i) in favor of the Merger, (ii) in favor of the Merger Agreement and any other related transactions or matters presented in connection with the Merger combination, (iii) against any action that would violate or conflict with the Merger Agreement, and (iv) against any other proposal which provides for any merger, sale of assets or other business combination between Dundee and any other person or entity or which would make it impractical for Springs to effect the Merger; provided, however, that this proxy shall be ineffective at the meeting of Dundee shareholders called to consider approval of the Merger if the "Reported Market Price" (as defined in the Merger Agreement) of Springs Common Stock at the date of such meeting is less than $30 per share, unless at such date there is a "Competing Transaction" (as defined in the Merger Agreement). This proxy shall not authorize Springs to vote the Shares on any matters other than those specified above which may be presented to Dundee's shareholders at any meeting or in connection with any written consent of the shareholders.

          5. LEGENDING OF CERTIFICATES; NOMINEE SHARES. The Shareholder agrees to submit to Springs contemporaneously with or promptly following execution of this Agreement (and promptly following receipt of any additional certificates with respect to any additional Shares acquired hereafter) all certificates representing the Shares so that Springs may note thereon a legend referring to the option and proxy granted to it by this Agreement. If any of the Shares beneficially owned by the Shareholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), the Shareholder agrees that, upon written notice by Springs requesting it, the Shareholder will within five days of the giving of such notice execute and deliver to Springs a limited power of attorney in such form as shall be reasonably satisfactory to Springs enabling Springs to require the Nominee to grant to Springs an option and irrevocable proxy to the same effect as Sections 1, 2 and 4 hereof with respect to the Nominee Shares held by such Nominee

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     and to submit to Springs the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

          6. ADJUSTMENTS TO PREVENT DILUTION, ETC. In the event of a stock dividend or distribution, or any change in Dundee Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In such event, the amount to be paid per share by Springs shall be proportionately adjusted.

          7. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to Springs that:

             (a) The Shareholder is the sole beneficial owner of the Shares; the Shares are all of the shares of the capital stock of Dundee owned beneficially or of record by the Shareholder; the Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof; and the Shareholder has good title to the Shares, free and clear of any agreements, liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote the Shares.

             (b) The Shareholder has the full right, power and authority to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by the Shareholder and is a valid and binding agreement, enforceable against the Shareholder in accordance with its terms.

             (c) The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time, (i) violate any judgment, injunction or order of any court, arbitrator or governmental agency applicable to the Shareholder, or (ii) conflict with, result in the breach of any provision of, constitute a default under, or require the consent of any third party under, any agreement, instrument, judgment, order or decree to which the Shareholder is a party or by which the Shareholder may be bound.

          8. ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder hereby covenants and agrees that upon execution of the Merger Agreement:

             (a) The Shareholder will not enter into any transaction, take any action, or by inaction permit any event to occur that would result in any of the representations or warranties of such Shareholder herein contained not being true and correct.

             (b) Until the termination of this Agreement, the Shareholder shall not, directly or indirectly, through any employee, agent or otherwise:
        (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material part of the assets of, or any equity interest in, or any merger, consolidation or business combination with, Dundee or any of its subsidiaries (an "acquisition proposal"), or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way or assist, facilitate or encourage any acquisition proposal by any other person except for actions taken by the Shareholder in his capacity as a director of Dundee as may be permitted by the Merger Agreement.

             (c) Until the termination of this Agreement, the Shareholder will at all times use his or its best efforts to prevent Dundee from taking any action precluded by the Merger Agreement.

             (d) Until the termination of this Agreement, Shareholder shall not transfer, pledge, hypothecate, transfer by gift, or otherwise dispose of the Shares in any manner whatsoever or agree to do any of the foregoing;

             (e) The Shareholder shall execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Springs's or Dundee's counsel, to evidence the Option granted in

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        Sections 1 and 2 and the irrevocable proxy granted in Section 4 with respect to the Shares or otherwise implement and effect the provisions of this Agreement.

             (f) Subject to the terms hereof, the Shareholder shall use his or its best efforts to effectuate the Merger.

          9. REPRESENTATIONS AND WARRANTIES OF SPRINGS. Springs represents and warrants to the Shareholder that:

             (a) Springs has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Springs. This Agreement has been duly executed and delivered by Springs and is a valid and binding agreement, enforceable against Springs in accordance with its terms.

          10. COOPERATION AS TO REGULATORY MATTERS. Springs will, and the Shareholder will use its best efforts to cause Dundee to, seek all consents, authorizations, clearances, orders or approvals of any executive, judicial or other public authority, agency, department, bureau, division, unit or course or other public body, person or entity required in connection with the transactions contemplated hereby and comply fully with all applicable notification, reporting and other requirements of the HSR Act and cooperate with one another in satisfying such requirements. As promptly as possible after the execution hereof, Springs will, and the Shareholder will use its best efforts to cause Dundee to, file any required notifications with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Justice") pursuant to and in compliance with the HSR Act. The Shareholder shall cause Dundee to, and Springs shall, use their best efforts to promptly supply information required by the FTC and Justice under the HSR Act. At all times from the date hereof until the termination of this Agreement, the Shareholder shall use its best efforts to cause Dundee to cooperate fully and promptly with Springs's efforts to obtain any and all regulatory approvals and to make any filings under federal and state securities laws necessary in connection with the transactions contemplated hereby.

          11. TERMINATION. This Agreement shall terminate on the earlier of (i) the Effective Time (as defined in the Merger Agreement) of the Merger or
     (ii) 30 days following the date of termination of the Merger Agreement. Notwithstanding the foregoing, in the event litigation is brought by a third party against Dundee or Springs which either party reasonably believes, on the advice of counsel, prohibits or materially interferes with the consummation of the Merger (the "Pending Litigation"), then Springs's right to acquire Dundee Stock hereunder shall not terminate until the earlier of (i) 30 days after the final resolution of the Pending Litigation or (ii) December 31, 1995. Furthermore, in the event that Springs is at any time prohibited from exercising any option it holds to obtain shares of Dundee Stock as a result of the HSR Act or FTC or Justice actions , then this Agreement shall not terminate until (i) the earlier of 30 days from the date such prohibition is removed by FTC or Justice, or (ii) December 31, 1995.

          12. BINDING EFFECT; ASSIGNMENT. All rights and authority granted herein by the Shareholder shall survive the death or incapacity of such Shareholder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and permitted assigns. Springs may assign its rights and obligations hereunder to an entity controlled by or under common control with Springs. The Shareholder shall not assign its rights or obligations hereunder without Springs's written consent except pursuant to the Shareholder's last will and testament or applicable laws of intestate succession.

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          13. NOTICES.  All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by Federal Express or other courier service or sent by express mail, postage prepaid, return receipt requested, addressed to the respective party at the applicable address below, on the date of such personal delivery or on the date received:

                    If to Springs:            Springs Industries, Inc.
                                              205 North White Street
                                              Fort Mill, SC 29715
                                              Attn: Legal Department
                    with a copy to:           Sutherland, Asbill & Brennan
                                              999 Peachtree Street, N.E.
                                              Atlanta, GA 30309-3996
                                              Attn: George L. Cohen
                    If to the Shareholder:
                                              Attn:
                    with a copy to:
                                              Attn:

     Any party may change the foregoing address from time to time by giving the other party notice thereof.

          14. INJUNCTIVE RELIEF; REMEDIES CUMULATIVE.

             (a) Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

             (b) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

          15. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflicts of laws thereof.

          16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which together shall constitute a single agreement.

          17. EFFECT OF PARTIAL INVALIDITY. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

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     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                          --------------------------------------

                                          By:
                                            ------------------------------------

                                          SPRINGS INDUSTRIES, INC.

                                          By:
                                            ------------------------------------

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